Exhibit 11.1
(English Translation)
Internet Initiative Japan Code of Conduct
Table of Contents
I. Definitions
II. Purpose of this Code
III. Application of and Compliance with this Code
IV. Enforcement of this Code
V. Compliance with Applicable Law
VI. Fair Dealing
VII. Conflict of Interest
VIII. Dealing with Government Officials
IX. Confidential Information
X. Company’s Assets
XI. Corporate Opportunities
XII. Inside Information and Securities Trading
XIII. Media Relations and Public Inquiries
XIV. Financial Reporting and Accuracy of Company Records
XV. Stakeholders
XVI. Antisocial Forces

I. Definitions
     The following terms in this Code have the meaning as follows;
(1)	“IIJ” means a corporate body, Internet Initiative Japan Inc.

(2)	“IIJ Group” means a business group comprised of IIJ and its consolidated subsidiaries.

(3)	“Officers” mean directors (including outside directors) and statutory auditors (including outside statutory auditors) of each company of IIJ Group. “Employees” mean persons who have any employment relationship with each company of IIJ Group regardless of its appellation, including temporary workers, workers dispatched to IIJ Group and workers dispatched from IIJ Group to outside companies. Both may be called as “Officers and Employees”.

(4)	“CEO” means IIJ’s CEO.

(5)	“Management” means a person who is and/or a body which is in charge of management and execution in each company of IIJ Group (including executive directors and essential employees subject to the discretion of each company of IIJ Group).
II. Purpose of this Code
     The purpose of this Code is as follows;
(1)	to promote honest and ethical conduct, including fair dealing and the ethical handling of actual or applicable conflicts of interest in IIJ Group;

(2)	to promote full, fair, accurate, timely and understandable disclosure;

(3)	to promote compliance with applicable laws, rules and regulations;

(4)	to ensure the protection of IIJ Group’s legitimate business interest, including corporate opportunities, assets and confidential information

(5)	to deter wrongdoing;and

(6)	to encourage the prompt reporting of any illegal or unethical behaviors.
III. Application of and Compliance with this Code
     This Code is applied to all Officers and Employees of IIJ Group. All Officers and Employees of IIJ Group shall understand this Code and comply with the disciplines and procedures provisioned in this Code. It is one of the elements comprised of personnel evaluation of Officers and Employees whether Officers and Employees comply with this Code or not as whether Officers and Employees comply with other internal rules or not.
The Board of Directors of IIJ shall resolve establishment, improvement and abolishment of this Code. The Board of Directors of each company of IIJ Group shall take necessary action to make this Code effective as its internal rule in such company in accordance with the resolution of the Board of Directors of IIJ.
In case that the contents of this Code conflicts with a law in Japan, U.S. and any other countries where such laws are applied to IIJ’s actions in such counties, the Board of Directors of IIJ shall modify this Code to comply with such a law promptly: provided, however, that other parts of this Code which do not conflict with a law shall be applied effectively.
     Each company of IIJ Group may waive application of a part of provisions of this Code to Officers and Employees for rational reason; provided, however, that,
(i)	any waiver of this Code for Officers of each company shall be made by consultation between Management of each company and IIJ’s division in charge of internal control and resolution by the board of directors of such company; and

(ii)	any waiver of this Code for Officers of IIJ shall be made by consultation of the board of statutory auditors of IIJ and resolution by the board of directors of IIJ.
     In case of any waiver of application, the contents of such waiver may be disclosed in accordance with laws or provisions of stock exchanges where IIJ is listed.

     CEO is responsible for review and improvement of this Code from the point of view whether the contents of this Code are appropriate for the purpose or not. Officers and Employees of IIJ Group may offer improvement of this Code or matters effective for appropriate enforcement through their supervisors and Management of each company of IIJ Group or directly to CEO regardless of its position or duty.
IV. Enforcement of this Code
(1) Judgment of Application
     The CEO has final responsibility and authority for judgment promptly and in a consistent manner in case questions are presented to the CEO regarding the interpretation and application of this Code; except that, in case of any material situation, such responsibility and authority shall be assumed by the Board of Directors and, in case of any interpretation of this Code or questions in application for Officers, consultation with the Board of Statutory Auditors shall ne made.
     Each of Officers and Employees of IIJ Group who is unsure if a situation violates this Code should refer the CEO promptly and ask for his judgment to prevent possible misunderstandings and occurrence of problem. The CEO shall set up a department or function to receive such reports and have transaction in IIJ.
(2) Reporting of Violation of this Code
     Each of Officers and Employees of IIJ Group is expected to notify the CEO promptly of any past, existing or potential violation of this Code in the departments which he or she is in charge of (for directors, in the whole company). Each of Officers and Employees of IIJ Group may notify the CEO through his or her supervisor (for other companies of IIJ Group than IIJ, through its administrative department). The CEO shall set up a department or function to receive such reports and have transaction in IIJ.
Each of Employees may report by the following procedures in case he or she founds any past, existing or potential violation of this Code except for the cases defined above;
(a)	report to the above department to receive;

(b)	notification to Internal Auditing Office

(c)	notification to the Board of Statutory Auditors; or

(d)	by the procedure of the confidential, anonymous submission
     In any case, no person who made such report in good faith shall be retaliated against and its identities shall be protected to the extent consistent with law and this Code.
(3) Violation of this Code
     The CEO is responsible for investigating any potential or existing violation reported to him subject to the preceding section by taking all action he considers appropriate promptly. The CEO may give authority necessary for the investigation to Officers and Employees of IIJ Group to fulfill such responsibility. In any material cases, the Board of Directors of IIJ shall be responsible. In case of any potential or existing violation by Officers of IIJ, such investigation shall be made subject to report to and approval by the Board of Statutory Auditors. If a violation has occurred, IIJ Group will promptly take such disciplinary or preventive action as it deems appropriate. In case of violation by Employees, judgment for such action shall be made by Management of each company of IIJ Group. In case of any violation by an Officer of IIJ, disciplinary actions shall be made subject to report to and approval by the Board of Statutory Auditors of IIJ. Violation by Officers and Employees affects each personnel evaluation subject to contents and degree of such violation.

V. Compliance with Applicable Law
     IIJ Group is committed to conducting its business in strict compliance with all applicable governmental laws, rules and regulations, including but not limited to laws, rules and regulations related to securities, labor, employment and workplace safety matters. All Officers and Employees of IIJ Group are expected at all times to conduct their activities on behalf of IIJ in accordance with all applicable laws and regulations as well as internal company rules and this Code. In addition to the laws of Japan, as a Nasdaq listed company, IIJ is subject to regulations of the SEC and the United States Nasdaq and required to comply with United States federal securities laws and regulations.
VI. Fair Dealing
     It is the policy of IIJ Group to comply with applicable antitrust, competition and fair trade laws and regulations of each country and region where IIJ Group conducts its businesses. Directors, officers and employees are required to deal fairly with IIJ Group’s financial institutions, customers, suppliers, vendors, competitors, agents and other entities, to base their business relationships on lawful, efficient and fair practices and to use only ethical practices when dealing with actual or potential counterparties, including financial institutions, customers, suppliers, vendors, competitors, agents and other parties. It is prohibited to give and accept anything of value from any current or potential counterparties, including financial institutions, suppliers or vendors as inducement for or in return for business or preferential treatment and to take advantage of any financial institution, customer, supplier, competitor or other entity through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practices.
VII. Conflict of Interest
     Business decisions and activities must be based on the best interests of IIJ Group and must not be motivated by, or appear to be motivated by, personal considerations or relationships. Any director, officer and employee should avoid any action which may involve, or appears to involve, a conflict of interest with IIJ Group. Relationships with actual or potential suppliers, contractors, customers or competitors must not affect, or appear to affect, your independent and sound judgment on behalf of IIJ Group. Officers and Employees are required to disclose to the CEO any situation that may be, or appears to be, a conflict of interest and to eliminate such influence in case it is determined that such conflict of interest influences materially business operation of IIJ Group,. The CEO shall set up a department or function to receive such reports and have transaction in IIJ. The function of CEO shall be carried out by Management of each company of IIJ Group other than IIJ and the function of CEO shall be carried out by the Board of Directors for Officers of IIJ.
     In particular, clear conflict of interest situations involving Officers and other Employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:
(1)	any significant ownership in securities of any supplier or customer to such an extent that it is possible to involve in decision making with regard to business transaction with IIJ Group;

(2)	any possibility to involve in decision making with regard to business transaction with IIJ Group by consulting or employment relationship with any customer, supplier or competitor;

(3)	any outside business activity that detracts from duty of loyalty of directors and attention of Employees to his or her responsibilities with IIJ unless otherwise designated in working regulations for outside business activity;

(4)	the receipt of non-nominal gifts or excess entertainment from any company with which IIJ has current or prospective business dealings;

(5)	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

(6)	selling anything to IIJ Group or buying anything from IIJ Group, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

VIII. Dealing with Government Officials
     Officers and Employees of IIJ shall not, and shall conduct themselves not to be suspected to, directly or indirectly, promise, offer or make payment in money or anything of value to government officials for the purpose of seeking favorable business treatment or improperly affecting business or government decisions. In many countries gifts or payments to government officials are specifically prohibited by law. Any director, officer, or employee involved in sales or other transactions with government officials should ensure that such transactions comply with all applicable laws and regulations and avoid even the appearance of impropriety.
IX. Confidential Information
     IIJ Group will protect its own confidential and proprietary information as well as the information that financial institutions, customers, suppliers, competitors or their employees entrust to IIJ Group. All of Officers and Employees of IIJ Group are required to maintain the confidentiality of all confidential and proprietary information of each company of IIJ Group and not to disclose or distribute any confidential or proprietary information except when authorized by the company. Officers and Employees are also required to use such information only for the purpose permitted by each company of IIJ Group in connection with their duties at each company of IIJ Group. Even within each company of IIJ Group, Officers and Employees shall only disclose confidential or proprietary information to those employees who have business-related “need-to-know”. In case internal rule of information securities is established in each company of IIJ Group, such rule shall be observed.
X. Company’s Assets
     Officers and Employees of IIJ Group have a responsibility to protect the assets of each company of IIJ Group entrusted to them from loss, damage, misuse or theft. Such assets include both tangible and intangible assets, including IIJ Group’s name, logo, brand, trademark, service marks, copyrights, patents, trade secrets, inventions, products, know-how, marketing and financial plans, databases, records and other intellectual property and may only be used for business purposes and other purposes approved by the Board of Directors.
XI. Corporate Opportunities
     Officers and employees of IIJ Group owe a duty to IIJ Group to advance IIJ Group’s business interests. Officers and Employees are prohibited from taking for themselves or directing to a third party a business opportunity that is discovered through the use of corporate property, information or position, unless each company of IIJ Group which he or she belongs to has already been offered the opportunity and determined not to pursue it. More generally, Officers and Employees of IIJ Group are prohibited from using corporate property, information or position for personal gain and from competing with IIJ Group.
     Sometimes the line between personal and IIJ Group benefits is difficult to draw, and sometimes there are both personal and IIJ Group benefits in certain activities. Officers and Employees of IIJ Group who intend to make use of IIJ Group property or services in a manner not solely for the benefit of IIJ Group should consult beforehand with Management of each company of IIJ Group.
XII. Inside Information and Securities Trading
     It is illegal to use insider information when buying, selling or trading stocks or other securities, including not only the securities of each company of IIJ Group but also the securities of other companies about which Officers and Employees of IIJ Group have “material non-public information” as a result of business activities. “Material non-public information” is any non-public information which can be expected to affect the judgement of reasonable investors as to whether or not to buy, sell, or hold the securities in question. It includes financial performance including earnings, dividend plans, significant litigation exposure due to actual or threatened litigation, news of a pending or proposed acquisition or merger, corporate partnerships, acquisitions or strategic alliances, the disposition of assets, new equity or debt offerings, changes in senior management or any other significant activities. Officers and Employees must handle “material non-public information” just like other IIJ Group’s proprietary information and must not disclose “material non-public information” unless authorized by IIJ. Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any IIJ securities or any securities in companies that he or she is familiar with by virtue of his or her work for IIJ or IIJ Group, should consult with the CEO or any person designated by CEO before making any such purchase or sale. Officers and Employees of IIJ Group shall comply with the internal regulations on internal trading.
XIII. Media Relations and Public Inquiries
     IIJ Group takes seriously its legal and business obligations to communicate accurately with the news media, regulatory agencies and other entities. Inappropriate comment to such entities may be damaging. To ensure professional and consistent handling of communication with any such entities, requests from the news media, press agents and other mass media should be forwarded to IIJ’s investor relations section and the request from regulatory agencies and other governmental authority shall be forwarded to legal section of each company of IIJ Group.
XIV. Financial Reporting and Accuracy of Company Records
     IIJ is required by law and exchange regulations to make full, accurate, timely and understandable disclosure in the reports and documents that IIJ files with, or submits to the SEC, U.S.Nasdaq and other regulatory entities and in all other public communication it makes. All records, recordation and reporting, maintenance of information, including but not limited to business transactions, books and other financial records, must be accurate, complete and timely and must be a fair representation of facts.
     Each Officer or Employee involved in disclosure process of each company of IIJ Group, including the CEO, the Chief Financial Officer and the Chief Accounting Officer, is required to be familiar with and comply with IIJ’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that IIJ’s public reports and documents filed with SEC or Nasdaq comply in all material respects with the applicable federal securities law and SEC and Nasdaq rules. In addition, each person having direct or supervisory authority regarding these SEC filing or IIJ Group’s other public communications concerning its general business, results, financial condition and prospects, should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
Each Officer or employee who is involved in IIJ Group’s disclosure process, including without limitation the Chief Financial Officer, must:
(1)	Familiarize himself or herself with the disclosure requirement applicable to IIJ Group as well as the business and financial operations of IIJ Group;

(2)	Not knowingly misrepresent, or cause others to misrepresent, facts about IIJ Group to others, whether within or outside IIJ Group, including to IIJ Group’s independent auditors and governmental regulators; and

(3)	Properly review and critically analyze proposed disclosure for accuracy and Completeness.
XV. Stakeholders
     IIJ Group has a corporate social responsibility against a wide range of stakeholder groups, including shareholders, IIJ Group’s users, suppliers, employees and public users of the Internet. Therefore, all Officers and Employees of IIJ Group are expected not only to fulfill accountability to shareholders but also to endeavor to obtain better understanding of such various stakeholder groups in consideration of the strong social influence of IIJ Group.
     All Officers and Employees of IIJ Group are expected to report to Management of each company of IIJ Group in advance in case that its own business for IIJ Group may work to be the detriment of the interest of a particular stakeholder group. Management of each company of IIJ Group shall set up a department or function to receive such reports and have transaction in each company of IIJ Group.
XVI. Antisocial Forces
     IIJ Group aggressively takes action to prevent damages caused by antisocial forces for the purpose of protecting the companies, securing Officers and Employees and fulfilling its social responsibilities as a company. IIJ Group acts against antisocial forces under the basic principle such as (1) taking action in organized way, (2) working together with outside specialized institutions, (3) refusing any unlawful demand, (4) taking civil and criminal legal action for an emergency and (5) never providing funds and added value such as information to antisocial forces.
     Officers and Employees of IIJ Group are prohibited from complying with unlawful demand of and providing funds of the company and added value such as information to antisocial forces. Each of Officers and Employees of IIJ Group who is aware that any Employee of the department which he or she manages is in contact with antisocial forces is prohibited from leaving such situation as it is. Each of Officers and Employees of IIJ Group shall promptly notify Management of each company of IIJ Group in case he or she is aware that antisocial forces make unlawful demand, provide funds or make contact. The CEO shall set up a department or function to receive such reports and have transaction in IIJ.